Exhibit 15.1

中正達會計師事務所有限公司 Centurion ZD CPA Limited Certified Public Accountants (Practising)

Unit 1304, 13/F, Two Harbourfront, 22 Tak Fung Street, Hunghom, Hong Kong. 香港 紅磡 德豐街22號 海濱廣場二期 13樓1304室 Tel 電話: (852) 2126 2388 Fax 傳真: (852) 2122 9078 Email 電郵: info@czdcpa.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form F-3 (Registration No. 333-222788) of WINS Finance Holdings Inc. of our reports dated October 31, 2018 relating to the consolidated financial statements of WINS Finance Holdings Inc. and its subsidiaries and the effectiveness of internal control over financial reporting of the Company, which appear in this Annual Report on Form 20-F of the Company for the year ended June 30, 2018, filed with the Securities and Exchange Commission.

Centurion ZD CPA Limited

Hong Kong, China

October 31, 2018